EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is made as of the 20th day of March 2015 by and between Signal Point Holdings Corp. a Delaware corporation (the "Company"),  and Aaron Dobrinsky ("Executive"), an individual having an address at 419 Ogden Avenue, Teaneck, New Jersey 07666 Executive and Company shall be individually referred to as a “Party” and collectively as the “Parties.”

1.         Duties and Scope of Employment.

(a)           Positions; Duties.  During the Employment Term (as defined in Section 2), the Company shall employ Executive as the Chief Executive Officer and the Chairman of the Board of Directors of the Company.   Executive shall report to the Board of Directors of the Company (the "Board").

(b)      Obligations.   During the Employment Term, Executive shall devote substantially all of his business efforts and time to the Company.  Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however,  that  Executive  may  (i) serve  in  any  capacity  with  any  professional,  community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors or as an advisor to companies that the Executive currently serves and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors, and (iii) manage his and his family's personal investments and legal affairs; provided, however, that in each instance, such activities do not materially interfere with the discharge of Executive's duties.

2.       Employment Term.   The Company hereby agrees to employ Executive and Executive hereby accepts such employment ( the "Employment Term"), in accordance with the terms and conditions set forth herein, commencing on the date hereof (the "Employment Commencement Date") and will continue until the fourth (4th) anniversary thereof (the “Initial Term”), provided that on the fifth and subsequent anniversary of the Commencement Date, the term of Executive’s employment hereunder will be automatically extended for an additional periods of two years (each a “Subsequent Term”) unless either Executive or Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice is given not less than ninety (30) days prior to the relevant anniversary of the Commencement Date. The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.”

3.        Compensation/Benefits.  During the Employment Term, the Company shall pay and provide to Executive the following:

(a)       Cash Compensation.  As compensation for his services to the Company, Executive shall receive a base salary and shall be eligible to receive additional variable compensation subject to Board approval.   During the Employment Term, the Board or its Compensation Committee (the "Compensation Committee") shall review Executive's Base Salary (as defined below) and Bonus (as defined below) then in effect at least annually and mayincrease (but not decrease) such Base Salary and/or Bonus as the Compensation Committee may approve.  The Base Salary shall be payable in accordance with the Company's normal payroll practices in effect from time to time, but in no event less frequently than monthly and, in the case of Bonus, as soon as practical during the year following the year with respect to which such Bonus is payable, but in no event later than March 15 of such following year.  No increase in Base Salary shall be used to offset or otherwise reduce any obligations of the Company to Executive hereunder or otherwise.

(i)     Annual Base  Salary.      As of  the  Employment Commencement Date, Executive's annual Base Salary shall be three hundred and twenty five thousand dollars ($325,000) ("Base Salary").

(ii)     Discretionary Bonus.   Executive shall also be eligible to earn annual variable compensation, the amount of which be set by the Company’s Compensation Committee. The Bonus for any calendar year shall be awarded at the sole discretion of the Compensation Committee based upon the Company's achievement of stated financial and strategic goals, as established by the Compensation Committee.

(b)       Equity Compensation.

Stock Ownership.    The Company shall grant Executive “Stock Appreciation Rights”(SAR) for Three Million, Five Hundred Thousand (3,500,000) shares of common stock of Company (the "Restricted Shares"), is more fully set forth in the “SAR”s Agreement, and with the Executives exercise and consent, Fifty percent (50%) of such shares shall vest on January 1, 2015 and the remaining Fifty percent (50%) of such shares shall vest on January 1, 2016. The public stock price of the company as listed on a major national stock exchange must be a minimum of $0.50 per common share at the close of trading at the time of vesting. If the stock price is not at this minimum price, then the Executives stock shall not vest, until such time as the stock reaches that level. If Executive’s employment hereunder is terminated by Company without Cause, by Executive for Good Reason, or as a result of Executive’s Disability or death, then in addition to any other benefits to which Executive is entitled pursuant to this Agreement, the Executive has the right within 90 days of such event to have the “SAR”s fully vest and be immediately accelerated.

(i)        Ongoing Awards.  Executive shall be eligible to participate fully in annual stock option grants, or SAR’s Agreements and any other long-term equity incentive program at levels commensurate with his position.

(c)       Employee Benefits.  Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit, welfare and retirement plans and programs, as well as equity plans, provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time.  Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such plan or program.

(d)       Perquisites.  The Company shall provide to Executive, at the Company's cost, all perquisites to which other senior executives of the Company are entitled to receive.

Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such perquisites; provided, however, that in no event shall such perquisites, in the aggregate, be reduced below the level being provided to Executive on the Employment Commencement Date, except as otherwise required because of changes in the law.

(e)      Auto / Expense Allowance.   Subject to and in accordance with the Company’s policies and procedures and in accordance with the Company’s payroll practices but no less frequently than monthly, the Company shall provide to Executive an automobile and other expense (including, without limitation, his automobile lease or similar finance payments, insurance, and all gas mileage, as well as other expenses) of one thousand dollars ($1,000) per month to be used by Executive.

(f)        Business and Entertainment Expenses.  Upon submission of appropriate documentation by Executive in accordance with the Company's policies in effect from time to time, the Company shall pay or reimburse Executive for all reasonable business expenses that Executive incurs in performing his duties under this Agreement, including, but not limited to, travel (excluding gas mileage), entertainment, and professional dues and subscriptions, in accordance with the Company's policies in effect from time to time.  The Company shall not be obligated to reimburse Executive for taxes incurred for any reason.

(g)       Vacation, Holidays  and  Sick  Leave.    Executive shall be  entitled  to vacations of no less than six (6) weeks per calendar year.  Executive shall also be entitled to absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company’s employment manual or current procedures and policies, as the case may be, as the same may be amended from time to time.

4.     Termination of Employment.

(a)       Death   or   Disability.      The   Company   may   terminate   Executive's employment for disability in the event Executive has been unable to perform his material duties hereunder for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability Termination").  Executive's employment shall automatically terminate on Executive's death.  In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination:

(i)       any SAR’s, Options or Shares that have vested shall be exercisable for a period of 90 days following the effective date of termination and thereafter terminate.

(ii)      the Company shall, within thirty (30) days of the date Executive's employment is terminated, pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation as required by law, (B) reimbursement for any approved unreimbursed expenses incurred through the date of termination.

(b)      Termination for Cause.   The Company may terminate Executive's employment for Cause (as defined below).  In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested SAR’s, Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive's employment is terminated.

(i)       For the purposes of this Agreement, "Cause" shall mean:

(a)     Executive’s conviction or pleading of no contest in respect of a felony, any crime involving dishonesty or moral turpitude, or a misdemeanor where imprisonment is imposed;

(b)     Executive’s commission of any act of theft, fraud, embezzlement, material dishonesty or intentional falsification of any records of the Company;

(c)     Executive’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Board of, and a reasonable opportunity to cure, such failure or inability,

(d)     gross  negligence  or  willful  misconduct  in  the  performance  of  Executive’s  duties hereunder,  (v)  Executive’s  chronic  and  unexcused  absenteeism,  other  than  due  to Executive being disabled as set forth in Section 4(a), or

(e)     any material breach of this Agreement by Executive (which shall include any material breach of any of Executive’s covenants under Sections 8), provided that if such breach is curable, Executive has been given written notice of such violation and Executive has failed to cure such violation within thirty (30) days of such written notice.

If the Board intends to terminate Executive for Cause, the Board shall provide Executive with reasonable opportunity in advance of such termination to meet with the Board, in person or by teleconference, to communicate his position regarding the matter or matters giving rise to such contemplated termination.  Any act, or failure to act, on the part of Executive that is expressly directed by the Board pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Company and shall not be grounds for termination for Cause.

(c)       Termination by the Company Other Than for Cause; Termination by Executive With Good Reason.  Any payments to be made or benefits to be provided under this Section 4(c) are conditioned on (x) Executive's execution of a general release and/or termination agreement  satisfactory  to  the  Company,  and  (y)  such  general  release  and/or  termination agreement becoming effective.

(i)        If    Executive's   employment   with    the    Company    is terminated by the Company other than for Cause or if Executive voluntarily terminates his employment with the Company for Good Reason (as defined below), then the Company shall pay or provide Executive with the following as of the date of termination:

(A)     any Accrued Benefits, to be paid or provided on the date Executive's employment is terminated;

(B)      a severance amount equal to 12 months of the Executive's then-current annual Base Salary, payable in accordance with the Company’s ordinary payroll practices in effect at such time.

(C)     the right to continue his participation in the Company's health benefit plans to the extent that he is then a participant therein, at no additional cost to Executive other than he would have incurred as an employee, for a period of twelve (12) months starting with the first calendar month after such date of termination; provided, however, that Company shall pay the full premium for COBRA continuation coverage under its health plans for Executive (and, if applicable, his dependents enrolled as participants in such health plans as of the date of termination) for such twelve-month period.  In the event Executive obtains other employment during the twelve-month period in this clause (D), pursuant to which he becomes covered for substantially similar or improved benefits, the right to continue to participate in any health benefit plan, at the Company's expense, offered or provided by the Company shall immediately cease; and

(ii)     For purposes of this Agreement, "Good Reason" for termination by Executive shall arise from the following conduct of the Company or events without Executive’s consent (other than in connection with or subsequent to the termination  or  suspension  of  Executive’s  employment  or  duties  for  Cause  or  in connection with Executive’s death or disability, and excluding any isolated action not taken in bad faith and which is promptly remedied by the Company after receipt of notice thereof  from  Executive);  provided,  however,  that  in  each  instance,  Executive  shall provide reasonably detailed written notice of any action or event that would constitute Good Reason under this Section 4(c)(ii) to the Company within ninety (90) days of such action or event, and the Company shall have thirty (30) days to cure such action or event, and provided further that if such action or event is not cured by the Company within such thirty (30) day period, Executive's employment will then be deemed to be terminated with Good Reason:

(A)           Material breach of any provision of this Agreement by the Company; or

(B)      After a Change of Control (as defined below), in the event that (i) Executive's aggregate compensation is  diminished (regardless of Executive's title, duties, or responsibilities) or (ii) Executive is required to relocate more than one hundred (100) miles from his then-current residence in order to continue to perform his duties under this Agreement. A merger with Roomlinx, Inc. shall not be considered Change of Control for this purpose.

(d)      Termination by Executive Without Good Reason.   Executive may terminate his employment at any time without Good Reason by written notice to the Company. In  the  event  that  Executive  terminates  his  employment  with  the  Company  during  the Employment Term without Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then-vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive's employment is terminated.

(iii)       upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, continue Executive’s participation in Company’s health insurance plan through twelve (12) months following the effective date of such termination, at Company’s cost (except for Executive’s co-pay, if any, which shall be deducted from the payments described in subsection (ii)), to the same extent that such insurance is provided to persons currently employed by  Company.  (subsections  (ii)  and  (iii)  herein  jointly  referred  to  as  “Term  Expiration Severance”).   Payment of the Term Expiration Severance is expressly conditioned on the Executive executing a timely separation agreement in a form that is acceptable to Company, which will include, at a minimum, a complete general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities.
5.           Change of Control Vesting Acceleration.

(a)       Excluding the transaction contemplated by the company with Roomlinx, Inc. as of the date hereof, in the event of a Change of Control (as defined below), one hundred percent (100%) of Executive's then-unvested SAR’s, Options or Shares shall immediately vest.

(b)       After  a  Change  of  Control  (as  defined  below),  in  the  event  that  (i) Executive's aggregate compensation is substantially diminished (regardless of Executive's title, duties, or responsibilities) or (ii) Executive is required to relocate more than one hundred (100) miles from his then-current residence in order to continue to perform his duties under this Agreement, all of Executive's then-unvested SAR’s, Options or Shares and other equity awards shall immediately vest in full, and if, after a Change of Control, Executive terminates his employment with the Company for Good Reason, he shall be entitled to receive all severance benefits set forth in Section 4(c)(i).

(c)           For the purposes of this Agreement, "Change of Control" is defined as the occurrence of any of the following after the Employment Commencement Date:

(i)        any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan  of  the  Company  or  any  subsidiary  of  the  Company,  or  any  person  or  entity organized, appointed or established by the Company for or pursuant to the terms of any plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, the grant or exercise of any stock option, stock award, stock purchase right or similar equity incentive, or the continued beneficial ownership by any party of voting securities of the Company which such party beneficially owned as of the Employment Commencement Date; or

(ii)       persons, who, as of the Employment Commencement Date constitute  the  Board  (the  "Incumbent  Directors")  cease  for  any  reason,  including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided, however, that any person becoming a director of the Company subsequent to the Employment Commencement Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; and provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)     consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets (other than cash and cash equivalents)  of  the  Company  (a  "Business  Combination"),  in  each  case,  unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a  company  which,  as  a  result  of  such  transaction,  owns  the  Company  or  all  or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv)      approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(v)           A meger  with  Roomlinx,  Inc  shall  not  be  considered “Change of Control” for this agreement.

6.        Golden Parachute Payments.

(a)       Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any benefit received pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that any benefit received or to be received by Executive in connection with a Change of Control ("Contract Benefits") or any other plan, arrangement or agreement with the Company or an affiliate (collectively with the Contract Benefits, the "Total Benefits") that would constitute a "parachute payment" within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Executive as a result of such reduction shall exceed the net after-tax benefit received by Executive if no such reduction was made.  For purposes of this Section 6, "net after-tax benefit" shall mean the Total Benefits that Executive receives or is then entitled to receive from the Company that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (i) the amount of all federal, state and local income and employment taxes payable by Executive with respect to such "parachute payment," calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rates set forth in the Code as in effect at the time of the first receipt of the foregoing benefits), and (ii) the amount of excise taxes imposed with respect to such "parachute payment" by Section 4999 of the Code.

(b)       The  accounting  firm  engaged  by  the  Company  (or  its  successor)  for general tax purposes shall perform any adjustment pursuant to subsection (a) of this Section 6. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and to the Company within fifteen (15) calendar days of being engaged to perform such determination and adjustment, or at such other time as requested by the Company.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

7.         Section 409A Compliance.

(a)       To the extent that any amount payable under this Agreement constitutes an amount payable under a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code ("Section 409A")) following a "separation from service" (as defined in Section 409A), including any amount payable under Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to Executive earlier than the day  after  the  date  that  is  six  (6)  months  following  Executive's "separation  from  service." This Section 7(a) will not be applicable after Executive's death.

(b)           Executive and the Company acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A.  Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments   necessary   to   ensure   that   compensation   will   not   be   subject   to   Section 409A, Executive agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

8.        Restrictive Covenants.   Executive acknowledges that the Company's ability to keep its Confidential Information (as defined in Section 9(b)) secret and away from its competitors is important to the Company's and its affiliates' viability and business.  Executive further acknowledges that over the course of his employment with the Company he has and will (i) develop special and substantial relationships with the Company's and its affiliates' customers and suppliers, and/or (ii) be privy to Confidential Information.  Further, Executive has and will help develop the goodwill of the Company and its affiliates during the course of his employment. Finally, pursuant to Section 3(b), Executive will have a substantial ownership interest in the Company.  As such, Executive agrees to abide by the following covenants in order to allow the Company to protect those interests:

Non-Competition.   During the term of this agreement and during the "Restricted Period" (as defined below), Executive will not either directly or indirectly, for himself or any other person or entity, anywhere within the United States, carry on, own, be engaged in, assist, be employed by, consult for, serve as a director for, or have any financial interest in any business or enterprise that is materially engaged in  any of the services of the Company or manufactures or sells any of the products provided or offered by Company or any subsidiary or affiliate of Company, or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed, sold, under development or planned by Company or any subsidiary or affiliate of Company during the period while Executive performs services for Company, provided that an equity investment of not more than two percent (2%) in any company that is publicly traded and whose shares are listed on a national stock exchange will be permitted.

For purposes of this Section 8, "Restricted Period" means the period beginning on the Employment Commencement Date and continuing until the first nine (9) month anniversary of Executive's employment termination date, irrespective of the reason that Executive's employment is terminated with the Company.

(a)       Non-Solicitation.   During the term of this agreement Restricted Period, Executive will not either directly or indirectly, for himself or any other person or entity, (i) hire, solicit for services, encourage the resignation of, or in any other manner seek to engage or employ,  any  person  who  is  an  employee  of  the  Company,  on  Executive's  employment termination date or during the nine (9) month period preceding such termination date, or (ii) solicit, provide services to, or otherwise interfere with the Company's business relationship with, any customer of the Company in connection with services and/or products that compete with the Company's services or products, provided that such customer is a customer of the Company on the employment termination date or during the one (1) year period preceding such termination date.

(b)       Equitable Relief.  Executive acknowledges that the remedy at law for his breach of Section 8, 9(a) and/or 10 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of such Sections, the Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation.  No bond or other security will be required in obtaining such equitable relief, and Executive hereby consents to the issuance of such equitable relief.  Such equitable relief may be obtained from any court having appropriate jurisdiction over the matter.  Nothing in this Section 8(c) shall be deemed to limit the Company's remedies at law or in equity that may be pursued or availed of by the Company for any breach by Executive of any of the parts of Sections 8, 9(a) and/or 10.

(c)       Judicial Modification. Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 8, 9 and 10 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in such Sections is for any reason held by a court or arbitrator to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction, such restriction shall be construed, judicially modified, or "blue penciled" so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law.   Executive acknowledges and understands that, due to the nature and scope of the Company's existing and proposed business plans and projects, and the technological advancements in electronic communications, any narrower geographic restriction of his obligations under Sections 8(a) and 8(b) would be inappropriate and counter to the protections sought by the Company thereunder.

9.         Confidential Information.

(a)       Non-Use and Non-Disclosure of Confidential Information.  Executive acknowledges that, during the course of his employment with the Company, he has had and will have access to information about the Company and its affiliates, and their customers and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its affiliates.  As such, at all times, both during his employment and thereafter, Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and its affiliates, and not disclose to any other person or entity (without the prior written authorization of the Board) any "Confidential Information" (as defined in Section 9(b)). Notwithstanding anything contained in this Section 9, Executive will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that Executive notifies the Board immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to Executive's disclosure of any Confidential Information.

(b)       Definition   of   Confidential   Information.      For   purposes   of   this Agreement, "Confidential Information" means any confidential or proprietary information that belongs to the Company or its affiliates, or any of their customers or suppliers, including, without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product and service information, projects, services, customer lists and information, customer preferences, customer transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, project information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to Executive by the Company or its affiliates in confidence, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property.

10.      Return   of   Company   Property.      Upon   the   termination   of   Executive's employment with the Company, or at any time during such employment upon request by the Company, Executive will promptly deliver to the Company and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company or any of its affiliates, or that belongs to any other third party and is in Executive's possession as a result of his employment with the Company, including, without limitation, records, data, customer lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product and service information, project information, files, and other documents and information, including any and all copies of the foregoing.

11.      Assignment.

(a)       This Agreement shall be binding upon and inure to the benefit of (i) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (ii) any successor of the Company, provided, however, that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, "successor" shall mean  any  person,  firm,  corporation or  other  business  entity  that  at  any  time,  whether  by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder.  This Agreement may not otherwise be assigned by the Company.

(b)       None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 20 hereof.  Any attempted assignment, transfer, conveyance or other disposition (other than as provided in this Section 12) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested Option Shares or other stock options or equity awards consistent with the rules for transfers to "family members" as defined in U.S. Securities and Exchange Commission Form S-8.

12.      Liability Insurance.

(a)           The Company shall cover Executive under directors' and officers' liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

(b)       The  Company  shall,  both  during  and  after  the  Employment  Term, indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of his duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates. In the event of any litigation, investigation, or other matters naming the Executive, the company will pay 100% of the Executives legal fees, including any retainers required, with an attorney or attorney’s of the Executives choice.

(c)

13.     Notices.  All notices, requests, demands and other communications called for hereunder shall  be  in  writing  and  shall  be  deemed given if  (a) delivered personally or  by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner set forth in this Section 14:

14.

If to the Company:

Signal Point Holdings Corp..
433 Hackensack Ave., 6th Floor
Hackensack, NJ 07601

If to Executive:

Aaron Dobrinsky
419 Ogden Avenue
Teaneck, New Jersey 07666

15.      Severability.  In the event that any provision hereof becomes or is declared by a court  of  competent  jurisdiction  to  be  illegal,  unenforceable  or  void,  this  Agreement  shall continue in full force and effect without said provision.

16.    Entire Agreement.   This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof,  but it does not supersede or replace any written agreements entered into simultaneous with this Agreement or thereafter.

17.       Arbitration.

(a)       Agreement.  The Company and Executive agree that, except as otherwise provided in Section 8(c), any dispute or controversy arising out of, relating to, or in connection with  the  employment  relationship  between  them,  the  inception  of  that  relationship,  the termination of that relationship, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, including, without limitation, claims of discrimination, harassment, and/or retaliation, and any violation of whistleblower laws, shall be settled by final and binding arbitration to be held in New York, New York or such other location agreed by the parties hereto, under the auspices of and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association ("AAA").   The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.    Judgment  may  be  entered  on  the  arbitrator's  decision  in  any  court  having jurisdiction.   The selection of the arbitrator will be conducted in accordance with the AAA's practices and procedures for disputes of the nature here contemplated.  The arbitrator will have authority and discretion to determine the arbitrability of any particular claim, should any disputes arise with respect to such issue

(b)       Costs and Fees of Arbitration.  The moving party shall pay the costs of the initial arbitration filing (not to exceed two hundred fifty dollars ($250)), and the Company shall pay the remaining costs and expenses of such arbitration. Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its or his counsel fees and expenses.  Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.

18.      No Oral Modification, Cancellation or Discharge.  This Agreement may only be amended, canceled or discharged in writing signed by Executive and an appropriate officer or director of the Company.

19.      Survivorship.  The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive's employment by the Company to the extent necessary to preserve such rights and obligations.

20.     Beneficiaries.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon his death by giving the Company written notice thereof.  If Executive  dies,  severance  then  due  or  other  amounts  due  hereunder  shall  be  paid  to  his designated beneficiary or beneficiaries or, if none are designated or none survive Executive, his estate.

21.      Withholding.    The  Company  shall  be  entitled  to  withhold,  or  cause  to  be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

22.      Governing Law.  This Agreement shall be governed by Delaware law (without reference to rules of conflicts of law), which shall be applied to the merits of any dispute or claim submitted to arbitration pursuant to Section 13 of this Agreement.  Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, New York for any action or proceeding relating to any arbitration pursuant to Section 13 of this Agreement in which the parties are participants, or any claim to which Section 8(c) applies.

[Remainder of page intentionally left blank – signatures on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

Signal Point Holdings Corp.

/s/         Robert DePalo
Name:   Robert DePalo
Title:

Aaron Dobrinsky

/s/         Aaron Dobrinsky
              Aaron Dobrinsky